Exhibit 10.20

February 3, 2025	$100,000

PROMISSORY NOTE

For value received, the undersigned, Helio Corporation, (“Maker"), hereby promises to pay to the order of Sean Kelly ("Payee"), the principal sum of One Hundred Thousand Dollars ($100,000) ("Principal Sum"), as provided in this promissory note (this "Note").

Interest and Payments. The outstanding average daily principal balance of this Note shall accrue simple interest, beginning on the date of receipt of good funds by Maker of the initial loan made hereunder, at the rate per annum of 9.75% per annum. Interest will accrue and be paid at time of maturity.

Maturity Date. All unpaid principal, interest, and other amounts owing under this Note shall be due made payable in full on the date that is 24 months from the date of this Note (the "Maturity Date").

Additional Consideration. As additional consideration for the making of this Note, the undersigned Greg Delory agrees to and does hereby agree to transfer a total of 10,000 shares of stock in Helio Corporation from his personal holdings to Payee hereunder, subject to all applicable holding periods. Said stock shall be restricted and subject to a minimum 6 month lock up from the date that Maker commences trading on the NYSE or Nasdaq exchange. Payee agrees to sign a Lock Up Agreement in the form provided herewith at such time as this Note is executed.

Default; Remedies. Upon the occurrence and during the continuance of (a) a default in the Maker' s obligations under this note, which default has not been cured within fifteen (15) days following written notice of such default from Payee to the Maker, Payee may declare the entire unpaid principal of and unpaid interest on this Note immediately due and payable, without notice, demand, or presentment, all of which are hereby waived, foreclose any liens or security interests securing all or any part hereof, offset against this Note any sum or sums owed by the Payee to the Maker, or exercise any other right or remedy to which the Payee may be entitled by agreement, at law, or in equity.

Costs of Collection. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, the Maker agrees to pay court costs, reasonable attorneys' fees, and other reasonable costs of collection of the Payee.

Entirety, Governing Law. This Note reflects the full and final agreement between the Parties with regard to all matters set forth herein and no amendment, alteration or modification hereof shall be binding unless in writing and signed by both parties. This Note and transaction shall be governed in all respects under Florida law and venue in any action arising out of or related to this Note or transaction shall lie exclusively in the courts of Flagler County, Florida for all purposes.

Headings. The clause headings in this Note are for convenience only and do not constitute any part of the Note.

Made and Executed to be effective as of the date set forth above.

MAKER: HELIO CORPORATION		PAYEE:

By:	/s/ Greg Delory	By:	/s/ Sean Kelly
Greg Delory, President		Sean Kelly

/s/ Greg Delory
Greg Delory

(for personal share transfer provisions only)